Exhibit No. 23.2
Consent of Independent Petroleum Engineers

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (No. 333-179123) and S-8 (No. 333-167945, No. 333-137836, No. 333-118222 and No. 333-118215) of Petroleum Development Corporation of all references to our firm and information from our reserves report dated January 18, 2012, included in or made a part of Petroleum Development Corporation's Annual Report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 1, 2012, and our summary report attached as Exhibit 99.1 to the Form 10-K.

\s\Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Denver, CO
March 1, 2012